SHIP TO	Account # 214517
Fitz Tepper RSE Archive LLC 71 Southgate Blvd New Castle DE 19720 United States
INVOICE #	AUCTION #TYPE	PAYMENT TYPE
242852	639Sold
DATE CREATED - DATE PAID - HOLD DATE
7/14/2022DUE UPON RECEIPT*

PHONE: (484) 744-6210Key:

107	SF_	SF_	Pope Francis Signed Baseball	13,700.00
107.1	SF_	SF_	PSA LOA for Pope Francis - Pre-certified PSA/DNA.	75.00
			Subtotal Premium Shipping/Handling	$13,700.00 $3,425.00 $50.00
			Insurance	$137.00
			LOA	$75.00

E-MAIL: ACQS@Rallyrd.com

ITEM	LOC.	SIZE	DESCRIPTION	PRICE

Total$17,387.00 Amount Due

$17,387.00

* A 1.5% interest charge will be incurred if not paid within 12 days from Date Created.

PLEASE NOTE NEW PAYMENT ADDRESS

Please remit payment to:

RR Auction, 1 State Route 101A, Unit 3, Amherst, NH 03031

SHIP CARRIER: FedEx

SHIP SERVICE: FedEx Priority

Overnight®

T: (800) 937-3880 F: (603) 732-4288 www.RRAuction.com